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                                                                   EXHIBIT 99(P)

                             AMENDMENT NUMBER FOUR
                                    TO THE
                           BW/IP INTERNATIONAL, INC.
                                RETIREMENT PLAN
                (as amended and restated as of January 1, 1993)


          The BW/IP International, Inc. Retirement Plan, as amended and restated as of January 1, 1993 (the "Plan"), is hereby further amended as follows:

1.   Vesting of Fluid Controls Division Employees
     --------------------------------------------

          Section 4 of the Plan is amended by adding the following immediately after the last sentence thereof:

     Notwithstanding any other provision hereof, in the event of a sale of the assets of Fluid Controls Division of the Company to E-Systems, Inc. on or before December 31, 1994, any Participant in the Plan who is actively employed in the Fluid Controls Division of the Company on the date immediately preceding the closing date of such sale shall be entitled to a Vested Deferred Pension Benefit as if such Participant had, for vesting purposes only, five years of Continuous Service as of such date.

2.   Ratification and Reaffirmation
     ------------------------------

          Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

3.   Effective Date
     --------------

          This Amendment Number Four to the Plan as restated shall be effective as of October 1, 1994.

          IN WITNESS WHEREOF, the Company maintaining the Plan has caused this Amendment Number Four to be executed as of the 11 day of January 1995.
                                              ----      -------------

                                                   BW/IP International, Inc.


                                                   By /s/ D.G. Taylor
                                                      --------------------------